Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
July 29, 2011	Roy D. Jones, Chief Financial Officer
(864) 240-5104 or rjones@palmettobank.com

The Palmetto Bank Reports Second Quarter Financial Results

Greenville, S.C. – Palmetto Bancshares, Inc. reported a net loss for the second quarter 2011 of $9.6 million, compared to a net loss for the first quarter 2011 of $6.1 million. Results for both quarters reflect continued costs associated with the elevated level of problem assets and writedowns resulting from depressed real estate values. Excluding credit-related items, pre-tax income increased to $2.4 million for the second quarter 2011 from $1.5 million for the first quarter 2011 driven primarily by an improved net interest margin. Credit-related items include provision for loan losses, loan workout expenses, foreclosed real estate writedowns and expenses, and losses on commercial loans held for sale and totaled $13.2 million and $7.5 million in the second and first quarters of 2011, respectively.

During the second quarter, the Company experienced improved loan production as loans held for investment increased $6.6 million, reflecting successful business development efforts in both retail and commercial customer segments. This is the first quarter since fourth quarter 2008 that the Company experienced positive loan growth in loans held for investment. The Company’s net interest margin also increased in the second quarter, improving to 3.44% from 3.28% in the first quarter 2011. “During the second quarter, our hard work to reposition the balance sheet and improve our profitability became more clearly evident in our financial results,” said Samuel L. Erwin, Chief Executive Officer. “We continued to take strategic actions, including intense focus on business development for new loan originations, investing in the securities portfolio, prepaying our remaining wholesale borrowings, and not pursuing retention of maturing higher priced certificates of deposit, all of which resulted in increased net interest income. In particular, we continue to pursue new loans through targeted campaigns with attractive rates.”

The Company also continued its aggressive efforts to reduce problem assets. Nonperforming assets declined $14.4 million in the second quarter 2011, reflecting the fifth consecutive quarterly reduction, and are down 39% from the peak in first quarter 2010. “The progress we continue to make in reducing our nonperforming assets is very encouraging and is critical to our return to profitability. While we would like the pace of problem asset resolution to be much faster given the drag on our earnings, our results for the second quarter were in line with our expectations and reflect the continued toll that the depressed real estate market is having on our borrowers and asset values,” said Erwin. “In spite of our quarterly net loss due to credit costs, our core business is showing steadily improving results. We continue to believe that we will achieve quarterly profitability in 2012.”

Headquartered in Greenville, South Carolina, The Palmetto Bank is a 104-year old independent state-chartered commercial bank and is the fourth-largest banking institution headquartered in South Carolina. The Palmetto Bank has assets of $1.3 billion and serves the Upstate through 29 banking locations in Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, Pickens, Spartanburg and York counties. The Bank specializes in providing personalized community banking services to individuals and small to mid-size businesses including Retail and Commercial Banking, Mortgage, Trust, Brokerage, and Insurance. Additional information may be found at the Company’s web site at www.palmettobank.com.

# # #

Addendum to News Release – Use of Certain Non-GAAP Financial Measures and Forward-Looking Statements

This News Release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). This News Release discusses both GAAP net loss and pre-tax loss excluding credit-related items, which is a non-GAAP measure. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s recording of provision for loan losses, loan workout expenses, foreclosed real estate writedowns and expenses and losses on commercial loans held for sale in the second and first quarters of 2011 when assessing the performance of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Certain statements in this News Release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Factors which could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements include, but are not limited to: (1) the strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which could result in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses and the rate of delinquencies and amounts of charge-offs, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (2) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the Company, and the timing and amount of future capital raising activities by the Company, if any; and (3) actions taken by banking regulatory agencies related to the banking industry in general and the Company or the Bank specifically. The assumptions underlying the forward-looking statements could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov), including the “Risk Factors” included therein. All subsequent written and oral forward-looking statements concerning the Company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect changes in circumstances or events that occur after the date the forward-looking statements are made.